Exhibit 5.1





                               September 26, 1997



Tower Tech, Inc.
Post Office Box 1838
Chickasha, Oklahoma  73023



Gentlemen:

         We have acted as counsel to Tower Tech, Inc., an Oklahoma corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act"), of the sale by the holders of such shares of up to 3,040,966 shares of Common Stock, par value $.001 per share (the "Shares"), of the Company pursuant to Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on September 26, 1997. All terms used and not defined herein shall have the meanings set forth in the Registration Statement.

         We have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion and, based thereon, we are of the opinion that the Shares to be issued by the Company upon the exercise of Common Stock purchase warrants described in the Registration Statement will be, when issued in accordance with the terms thereof, duly and validly authorized, fully paid and nonassessable.

         We hereby consent to the filing of the foregoing opinion as an exhibit to the Registration Statement and the reference to our Firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

                                            Sincerely,

                                            HARTZOG CONGER & CASON